EXHIBIT 10.2

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (the “Agreement”) is made and entered as of April 29, 2010 (the “Effective Date”) by and between Accelerated Acquisitions V, Inc., a Delaware Corporation (the “Company”) and Accelerated Venture Partners LLC, a Delaware limited liability company (the “Consultant”).  The Company and the Consultant may each be referred to herein as a “Party” and together as the “Parties.”

RECITALS

A.           The Company is seeking to develop its business of demand pooling on the Internet.

B.           The Consultant desires to assist the Company by providing advice about such activities and to provide related services to the Company, subject to the terms and conditions of this Agreement.

THE PARTIES AGREE AS FOLLOWS:

Scope of Services; Performance.  The consulting services covered by this Agreement (collectively, the “Services”) are described in detail on Exhibit A attached hereto.  Subject to the specific limitations imposed herein and those resulting from the nature of the Services to be performed, the Consultant will exercise independent professional judgment in determining the method, details, and means of performing the Services.  The Company does not propose to exercise any control over the method and manner of providing the Services.  The Consultant will endeavor to perform the Services within a reasonable period of time, except for delays occasioned by factors beyond the Consultant’s control, by factors not reasonably foreseeable, or by factors initiated by the Company.  No other warranty, express or implied, is made with respect to Services performed under this Agreement.

Access to Company.  The Company shall make available to the Consultant such of its personnel and resources as is reasonably appropriate in order for the Consultant to perform the Services.

Compensation; Payment.  The Company will compensate the Consultant for the Services pursuant to the terms set forth on Exhibit B attached hereto.  In the event that Consultant and the Company agree to amend Exhibit A so as to cause the Consultant to provide additional Services, Exhibit B shall be amended to provide additional compensation for such additional Services.  Except as otherwise set forth on Exhibit B, invoices will be sent to the Company monthly or in accordance with a mutually agreed upon schedule set forth on Exhibit B, and shall be due within 30 days of the billing date indicated therein or on a deferred basis as described on Exhibit B.  The Company agrees to pay interest on any outstanding balance (not including any accrued but deferred amount) over 30 days past due at the lesser of the rate of 1.0% per month or the highest rate permitted under applicable state law until such balance is paid.  Should the outstanding balance (not including any accrued but deferred amount) remain over 30 days past due the Consultant may also, without liability, suspend performance of the Services.  The Consultant reserves the right to decline further work with the Company for any reason, including without limitation, if the Company is delinquent in payment of charges due to the Consultant hereunder (not including any accrued but deferred amount).

Ownership; Exclusions.  Except as set forth below, any proprietary rights, whether tangible or intangible, arising out of or relating to any portion of the Services, including but not limited to all paper and electronic files provided as source materials, all output files produced by the Company, and all printed copies of output files, all work in progress, and all deliverables (collectively, the “Work Product”) shall be the sole property of the Company, and may be used without restriction by the Company.  However, such Work Product shall not include the proprietary systems, plans, concepts, programs, models, designs, tools, equipment process automation, computer programs or code, devices, inventions and processes of the Consultant (collectively, the “Consultant Systems”) used by the Consultant in connection with provision of the Services, nor shall it include any improvements upon the Consultant Systems discovered or developed by the Consultant in the course of providing the Services to the Company.  The Consultant Systems, including improvements and any proprietary rights therein, shall be the exclusive property of the Consultant.

Confidentiality.

Definition.  For purposes of this Agreement, “Confidential Information” means information of either Party (the “Disclosing Party”) or any person or business entity directly or indirectly controlled by or controlling the Disclosing Party, or in which any of the aforesaid have at least a 50% interest, which information is or has been disclosed to the other Party (the “Recipient Party”) or is otherwise known to the Recipient Party as a consequence of or through the performance of Services for the Company, whether or not related to the Consultant’s duties for the Company, including, but not limited to, information relating to original works of authorship, disclosures, processes, systems, methods, formulas, trade secrets, procedures, concepts, algorithms, software, compositions, techniques, drawings, specifications, models, data, source code, object code, documentation, diagrams, flow charts, research procedures, copyrights, copyright applications, trademarks, trademark applications, devices, machinery, materials, cost of production, contract forms, prices, pricing policies, volume of sales, promotional methods, identity or information about customers or suppliers, marketing techniques or other information of a similar nature.  Information shall be considered to be Confidential Information if not known by the trade generally, even though such information has been disclosed to one or more third parties pursuant to distribution agreements, joint research agreements, or other agreements entered into by the Disclosing Party.  Confidential Information shall not include information which (a) is or becomes publicly known through no fault of the Recipient Party; (b) is learned by the Recipient Party from a third party entitled to disclose such information; (c) is previously known to the Recipient Party before receipt from the Disclosing Party; (d) is developed by or for the Recipient Party independently of the Confidential Information; or (e) is required to be disclosed by a court or government agency of competent jurisdiction.

Restrictions.  Each Party understands that it may receive Confidential Information of the other Party during the course of this Agreement.  Neither Party shall, either during or subsequent to the term of this Agreement, directly or indirectly, disclose or use any Confidential Information of the other Party to any person or entity, except as is necessary to perform the obligations hereunder.

Injunctive Relief.  The Parties acknowledge and agree that damages will not be an adequate remedy in the event of a breach of either Party’s obligations under this Section 5.  Each Party therefore agrees that the other Party shall be entitled (without limitation of any other rights or remedies otherwise available to such other Party and without the necessity of posting a bond) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Section 5.

Financing Transactions.  It is understood that as relates to any public or private offering of convertible debt, common or preferred stock or any other security or investment instrument of the Company (“Financing”), the Consultant is acting as an advisor only, is not a licensed securities or real estate broker or dealer, and shall have no authority to enter into any commitments on the Company’s behalf, or to negotiate the terms of any Financing, or to hold any funds or securities in connection with any Financing or to perform any act which would require the Consultant to become licensed as a securities or real estate broker or dealer under applicable state or federal law.  In consideration of the Company entering into this Agreement and as an inducement to the Company agreeing to pay the compensation described on Exhibit B hereto, the Company and the Consultant confirm and acknowledge that pursuant to the Consultant’s provision of Services hereunder:

The Consultant has not engaged, and shall not engage, in any actions requiring registration as a securities broker or dealer under any applicable federal, state or foreign laws;

The Consultant shall only introduce to the Company prospective investors that the Consultant reasonably believes are “accredited investors” as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended, and will assist the Company in performing whatever reasonable due diligence investigation may be necessary in order to confirm such “accredited investor” status; and

The Consultant has not engaged, and shall not engage, in any general solicitation or advertisement to seek investors or potential investors in the Company.

Indemnification and Company Representation.

Indemnification of Consultant.  In addition to the specific indemnification contemplated under Section 7.3 below, the Company agrees to indemnify and hold harmless the Consultant from and against any and all losses, claims, damages, liabilities, judgments, charges and expenses (including all legal or other expenses reasonably incurred by the Consultant) in connection with investigating or defending against or providing evidence in any litigation, whether commenced or threatened, in connection with any claim, action or proceeding to which the Consultant becomes subject, whether or not resulting in any liability, caused by, or arising out of any Services by the Consultant under this Agreement; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability is found to have resulted from the Consultant’s negligence, bad faith, fraud or misconduct..

Counsel.  The Consultant shall be entitled to employ counsel separate from the Company and from any other party in such action.  In such event, the reasonable fees and disbursements of such separate counsel, as incurred, shall be paid by the Consultant.

Company Representation and Warranty.  The Company hereby represents and warrants that all information provided to Consultant pertaining to the Company and relating to the Services shall be true and correct in all material respects, and that the Company shall hold Consultant harmless from any and all liability, expenses or claims arising from the disclosure or use of such information.

Indemnification of Company.  If the Company or its officers, directors, shareholders or affiliates suffer or incur any loss, claim, damage, liability or expense by reason of the Consultant’s negligence, bad faith, fraud or misconduct in the provision of Services, the Company and any such persons have the same rights of indemnification from the Consultant as are given by the Company to the Consultant hereunder.

Term and Termination.  This Agreement shall be effective from and after the date hereof until one year after the Effective Date, unless earlier terminated by either Party in writing on 10 days notice; provided, however, that the Company may not terminate this Agreement other than for “Cause” (as defined below) or in connection with a “Buyout” as described in Exhibit B.  For purposes of this Agreement, termination for “Cause” means either (a) termination by the Company of this Agreement by reason of the Consultant’s fraud or misconduct that materially and adversely affects the Company, negligence in the performance of Services, persistent failure to perform the Services as contemplated herein, conduct that discredits the Company, or material breach of the terms of this Agreement, provided in each case that the Consultant has been provided written notice of the facts and circumstances alleged to constitute Cause hereunder and at least 30 days’ opportunity to cure the same, or (b) termination by the Company of this Agreement for any reason or no reason if “Milestone 1” (as defined in Exhibit B) has not occurred on or before one year after the Effective Date.

Limitation of Liability.

Sole Remedy.  The sole remedy for any breach of this Agreement by the Consultant shall be to reimburse the Company for actual fees received by the Consultant relating to Services that were not provided as a result of the breach.  In no event shall the Consultant’s aggregate liability to the Company under this Agreement exceed the amount of cash fees received by the Consultant hereunder.

Limitation of Liability.  IN NO EVENT SHALL THE CONSULTANT, ITS AFFILIATES, OFFICERS, AGENTS, MANAGERS OR MEMBERS (COLLECTIVELY, THE “CONSULTANT AFFILIATES”) BE LIABLE FOR ANY DAMAGES INCLUDING LOSS OF USE, INTERRUPTION OF BUSINESS, OR ANY INDIRECT, SPECIAL OR INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOSS OF PROFITS) IN CONNECTION WITH THE TERMS OF THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF THE CONSULTANT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Other Engagements.  Nothing in this agreement shall preclude the Consultant from entering into agreements similar to this Agreement with other parties.  In addition, the Company acknowledges and agrees that the Consultant may, concurrent with engagements undertaken for the Company and in the future, undertake consulting or service engagements with other persons or entities whose business or products may be similar to or competitive with the business or products of the Company.

Independent Contractor/Taxes.  The Consultant is not an agent or employee of the Company and is not authorized to act on behalf of the Company.  Except as required by a final determination by the Internal Revenue Service or state taxing authority and upon due notice to the other party, the Consultant and the Company each agrees that it will treat the Consultant as an independent contractor for tax purposes and file all tax and information returns and pay all applicable taxes on that basis.

Notices.  Any notice given pursuant to this Agreement shall be in writing and shall be effective immediately upon hand delivery or delivery by courier to the other Party or one business day after facsimile transmission to the other Party or five business days after deposit of the notice in the United States first class mail, by registered or certified mail, postage prepaid, to the addresses set forth below the respective signature lines of the Parties.

Arbitration.  Any controversy or claim arising out of, or relating to, this Agreement or the breach of this Agreement will be settled by arbitration by, and in accordance with the applicable Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.  The arbitrator(s) will have the right to assess, against a Party or among the Parties, as the arbitrator(s) deem reasonable, (a) administrative fees of the American Arbitration Association, (b) compensation, if any, to the arbitrator(s) and (c) attorneys’ fees incurred by a party.  Arbitration hearings will be held in the county of defendant.  The provisions of California Code of Civil Procedure Section 1283.05 will apply to any arbitration.

No Joint Venture.  Nothing in this Agreement shall be construed to make the Parties hereto joint venturers or partners or to create any relationship of principal and agent.  Neither Party has the power or authority to commit or bind the other Party without such other Party’s prior written consent.

Governing Law.  This Agreement shall be governed by and interpreted pursuant to the laws of the State of California, excluding those laws that direct the application of the laws of another jurisdiction.

Waiver.  The waiver of any term or condition contained in this Agreement by any Party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or condition contained in this Agreement.

Assignment.  The rights and liabilities of the Parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided, however, that as the Company has specifically contracted for the services to be provided by the Consultant hereunder, the Consultant may not assign or delegate the Consultant’s obligations under this Agreement either in whole or in part without the prior written consent of the Company.

Headings.  The section headings used in this Agreement are intended for convenience of reference and shall not by themselves determine the construction or interpretation of any provision of this Agreement.

Survival of Provisions.  Each and all of the terms, provisions and/or covenants of each of Sections 4, 5, 7 and 9 through 21 and Section 2 (a) of Exhibit of this Agreement shall, for any and all purposes whatsoever, survive the termination of this Agreement.

Entire Agreement; Modifications.  Except as otherwise provided herein or in the exhibits hereto, this Agreement represents the entire understanding among the Parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to the Consultant from the Company.  All modifications to the Agreement must be in writing and signed by each of the Parties hereto.

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Consulting Services Agreement as of the date first above written.

Accelerated Acquisitions V, Inc.

By:	/s/ Richard K. Aland
Name: Richard K. Aland,
Title: Chairman and Chief Executive Officer:

	Address:	12720 Hillcrest Rd Ste 1045
Dallas, TX 75230

Accelerated Venture Partners LLC

By:	/s/ Timothy Neher
Name: Timothy Neher
Title: Managing Member

Address:	1840 Gateway Drive, Suite 200
Foster City, CA 94404

EXHIBIT A

SCOPE OF SERVICES

Subject to the terms and conditions of the Agreement to which this Exhibit A is attached, the Company hereby appoints the Consultant its nonexclusive agent to assist the Company by reviewing the Company’s business plan, identifying and introducing prospective financial and business partners to the Company who will close upon a financing transaction as described in greater detail in Exhibit B to this Agreement (collectively, the “Services”).

The Consultant will report to the Company’s Chief Executive Officer and Board of Directors.

The Company will not control in any way the methods used by the Consultant in performing the Services.  The Consultant will at all times, and at the Consultant’s own expense, maintain all facilities, equipment, and instrumentalities required to perform the Services, including without limitation, office space, computer, printer, internet connection, facsimile, paper, office supplies and telephone.

EXHIBIT B

COMPENSATION AND EXPENSES

1.           Equity Compensation.  In consideration of providing the Services, the Company will issue to the Consultant shares of the Company’s common stock (the “Shares”) representing 7.5% of the Company’s total “fully-diluted” capitalization, i.e., including all shares of common stock, preferred stock and other equity on an as-converted basis plus all shares issued or issuable upon exercise of options, warrants or other convertible securities and all shares reserved under any employee stock option or similar plan(s).  The Shares will be issued within 10 days after the Effective Date at a purchase price of $0.0001 per share payable by the Consultant in cash.  The Shares will be subject to a right of repurchase in favor of the Company at $0.0001 exercisable upon termination of this Agreement pursuant to Section 8, which right of repurchase will lapse as follows:

 (a)           The right of repurchase will lapse with respect to 70% of the Shares upon a successful reverse merger with a publicly listed SEC reporting entity or Company’s securing at least $5 million in available cash, whether from debt or equity investment, grant funding, litigation proceeds, a combination thereof or any other source (“Milestone 1”), provided that the Consultant’s provision of Services hereunder has materially contributed to the Company’s achievement of Milestone 1.

 (b)           The right of repurchase will lapse with respect to 20% of the Shares upon the Company’s securing at least $10 million in available cash (inclusive of any amounts already attributed to Milestone 1), whether from debt or equity investment, grant funding, litigation proceeds, a combination thereof or any other source (“Milestone 2”), provided that the Consultant’s provision of Services hereunder has materially contributed to the Company’s achievement of Milestone 2.

 (c)           The right of repurchase will lapse with respect to 10% of the Shares upon the Company’s securing at least $15 million in available cash (inclusive of any amounts already attributed to Milestone 1), whether from debt or equity investment, grant funding, litigation proceeds, a combination thereof or any other source (“Milestone 3”), provided that the Consultant’s provision of Services hereunder has materially contributed to the Company’s achievement of Milestone 3.

 For the sake of clarity, if the Company secures sufficient cash to qualify for a Milestone described above, all prior Milestones shall also be deemed to have been met, i.e., if the Company has not yet achieved Milestone 1 but then secures $6 million in available cash, all Milestones will be deemed to have been met.

 Should the Consultant identify or introduce an investor to the Company, and should the Company decide to accept an investment from that investor that is less than the Milestone 1 minimum limit, then the compensation of Shares to the Consultant will be prorated accordingly.  Notwithstanding anything above to the contrary, the Company’s right of repurchase with respect to any Shares will lapse in its entirety upon completion of all milestones, a merger, acquisition or other change of control of the Company.

 2.           Cash Compensation.  From the effective date herein, until Milestone 1 has been reached, the Company agrees to pay the Consultant at the rate of $87,500 per month of Services.  The Company will defer payment of such cash compensation until the Company has achieved Milestone 1.  Notwithstanding the foregoing, if the Company terminates the Agreement for Cause prior to Milestone 1, the Consultant will not be entitled to, and hereby waives any right to receive, any accrued cash compensation hereunder.  Upon achievement of Milestone 1, the Company will immediately pay all accrued cash compensation hereunder and will thereafter continue to pay the Consultant on a monthly basis) at the rate of $87,500 per month of Services until the Company has achieved Milestone 2.  Beginning in the month following achievement of Milestone 2, the Company will pay the Consultant (on a monthly basis) at the rate of $87,500 per month of Services.  Notwithstanding the foregoing, any cash compensation otherwise payable by the Company to the Consultant pursuant to this provision (a) in excess of $350,000 (milestone cap) may be deferred until achievement of Milestone 2, and (b) in excess of $700,000 may be deferred until achievement of Milestone 3.  At no time under this Agreement shall the total sum payable to the Consultant in any Milestone period exceed $1,050,000.  The total cash compensation to the consultant after achievement of all milestones shall not exceed $1,005,000, unless the amount received by the company is more than Milestone 3 as outlined in section (a) below.  Upon termination of this Agreement for any reason, the Consultant will waive any and all entitlement to cash compensation which has been deferred pursuant to the foregoing provisions but not yet paid due to the Company’s failure to achieve the applicable Milestone.

 The Parties agree that if Consultant identifies and introduces the Company to a potential funding source and such potential funding source during or after the Term of this Agreement provides equity or debt Financing that is an amount less than Milestone 1, in between any of the above Milestones, greater than the above Milestones and/or any Subsequent Financing Transaction occurs, the cash compensation earned by the Consultant under this Agreement will be prorated according to the above Milestones and billed to and paid by the Company.

 3.           Accelerated Cash Payments.  Notwithstanding the foregoing, during the 30 day period following each Milestone, the Company may elect to terminate this Agreement and forego all future cash payments to the Consultant by paying a lump sum amount (the “Buyout”) equal to the then monthly cash rate for Services set forth above times the number of months remaining in the term of this Agreement, pro rated if necessary for any partial months, times 95%.  If the Company chooses to pay the Buyout, the Company’s right of repurchase with respect to the Shares as set forth in Section 1 of this Exhibit B, if any, will lapse in its entirety.

 4.           Expense Reimbursement.  The Company agrees to reimburse the Consultant, within ten business days of presentment of receipts in support thereof, for all pre-approved reasonable, ordinary and necessary travel and entertainment expenses incurred by the Consultant in conjunction with the Consultant’s services to the Company, consistent with the Company’s standard reimbursement policy.  The Company shall pay travel costs incurred by the Consultant in conjunction with the Consultant’s services to the Company consistent with the Company’s standard travel policy.

 5.           Participation Rights.  The Company will allow the Consultant to invest up to an additional $5 million in any future debt or equity offering of the Company on the same terms and conditions offered to other participants in such offerings.  The Consultant will not be obligated to participate in any such offerings.